CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 9, 2002, relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Reports to Shareholders of Alliance Government Reserves and Alliance Treasury Reserves, portfolios of Alliance Government Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "General Information - Accountants", and "Financial Statements and Report of Independent Accountants" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
October 23, 2002





00250.0083 #357657